EXHIBIT 16.1
March 23, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Citizens, Inc. and subsidiaries (the Company) and, under the date of March 16, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 20, 2006, our appointment as principal accountants was terminated. We have read Citizens, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 20, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with the Company’s statements contained in section (b) of Item 4.01 in the Form 8-K dated March 20, 2006.
Very truly yours,
KPMG LLP